Exhibit 11

COMPUTATION OF PER SHARE EARNINGS
(Dollars in thousands) (Adjusted for stock dividend)

	For the three months ended
	September 30, 2004			September 30, 2003

	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$728	1,412,602	$0.52	$946	1,392,801	$0.68

Effect of dilutive securities
Options		54,543			56,155

Diluted EPS
Income available to common shareholders	$728	1,467,145	$0.50	$946	1,448,956	$0.65

	For the nine months ended
	September 30, 2004			September 30, 2003
Basic EPS
Income available to common shareholders	$2,201	1,405,895	$1.57	$2,356	1,389,385	$1.70

Effect of dilutive securities
Options		56,611			55,206

Diluted EPS
Income available to common shareholders	$2,201	1,462,506	$1.51	$2,356	1,444,591	$1.63